Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports 3rd Quarter 2016 Results;

Provides 4th Quarter Outlook and Updated Full Year 2016 Outlook

Boca Raton, Florida, November 1, 2016 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2016.

“The third quarter was another solid quarter for SBA,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Organic leasing demand was steady, consistent with both the type and amount of customer activity experienced all year. Amendment activity in the U.S. was very strong, with our customers adding to or modifying existing macro sites to refarm 2G and 3G uses to 4G LTE or to add new spectrum to their networks. In our international markets, customer activity was more balanced between new macro sites and additions or modifications to existing macro sites. Our Outlook for the Fourth Quarter of 2016 assumes customer activity remains materially the same as we have experienced during the first three quarters of the year. We executed very well in the third quarter, producing once again industry-leading operating margins. We allocated capital in the quarter opportunistically and in our opinion very attractively, spread among portfolio growth, stock repurchases and ground purchases. We ended the quarter within our target leverage range. Finally, we completed a refinancing of a material portion of our indebtedness on very favorable terms, substantially reducing our interest costs on that portion of our capital structure. AFFO continues to increase, and our share count continues to decrease. We expect this same trend to continue in the fourth quarter. Our third quarter success in each of these areas, organic growth, operating performance, asset growth, stock repurchases and financing, positively contributes to our long term goal of producing AFFO of $10 or more per share in 2020.”

Operating Results

Total revenues in the third quarter of 2016 were $411.3 million compared to $410.7 million in the year earlier period, an increase of 0.1%. Site leasing revenue of $388.2 million increased 4.3% over the year earlier period. Domestic site leasing revenue and International site leasing revenue were $319.1 million and $69.1 million, respectively, in the third quarter of 2016. Domestic cash site leasing revenue was $316.8 million in the third quarter of 2016 compared to $306.9 million in the year earlier period, an increase of 3.2%. International cash site leasing revenue was $64.0 million in the third quarter of 2016 compared to $53.5 million in the year earlier period, an increase of 19.7%. Eliminating the impact of changes in foreign currency exchange rates, total site leasing revenue and International cash site leasing revenue would have increased 3.3% and 13.2%, respectively, over the year earlier period. Site development revenues were $23.2 million in the third quarter of 2016 compared to $38.7 million in the year earlier period, a decrease of 40.2%.

Site leasing operating profit was $301.8 million, an increase of 3.8% over the year earlier period. Site leasing contributed 98.7% of the Company’s total operating profit in the third quarter of 2016. Domestic site leasing segment operating profit was $253.8 million, an increase of 1.7% over the year earlier period. International site leasing segment operating profit was $48.1 million, a increase of 16.9% when compared to the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, total site leasing operating profit and International site leasing segment operating profit would have increased 3.0% and 10.9%, respectively, over the year earlier period.

Tower Cash Flow for the third quarter of 2016 was $302.8 million, a 5.3% increase over the year earlier period. Tower Cash Flow Margin for the third quarter of 2016 was 79.5% compared to 79.8% in the year earlier period.

Domestic Tower Cash Flow for the third quarter of 2016 was $258.9 million compared to $251.0 million in the year earlier period, an increase of 3.2%. International Tower Cash Flow for the third quarter of 2016 was $43.9 million compared to $36.6 million in the year earlier period, an increase of 19.9%. Eliminating the impact of foreign currency exchange rates, total Tower Cash Flow and International Tower Cash Flow would have increased 4.5% and 14.0%, respectively, over the year earlier period.

Site development segment operating profit margin was 17.4% in the third quarter of 2016 compared to 21.6% in the year earlier period.

Net Cash Interest Expense was $80.3 million in the third quarter of 2016 compared to $80.6 million in the year earlier period.

Net loss for the third quarter of 2016 was $15.4 million or $0.12 per share compared to a net loss of $155.9 million or $1.23 per share in the year earlier period. Net loss for the third quarter of 2016 included a $34.5 million loss on the extinguishment of the 5.75% Senior Notes and the 2010-2C Tower Securities. Net loss for the third quarter of 2015 included a $112.1 million loss on the remeasurement of the Brazilian intercompany loan.

Adjusted EBITDA in the third quarter of 2016 was $283.2 million compared to $275.2 million in the year earlier period, an increase of 2.9%. Eliminating the impact of foreign currency exchange rates, Adjusted EBITDA would have increased 2.2% over the year earlier period. Adjusted EBITDA Margin was 70.1% in the third quarter of 2016 compared to 69.0% in the year earlier period.

AFFO increased 4.1% to $191.5 million in the third quarter of 2016 compared to $183.9 million in the year earlier period. AFFO per share increased 7.0% to $1.53 in the third quarter of 2016 compared to $1.43 in the year earlier period. On a constant currency basis and excluding iDen specific churn, AFFO per share would have increased 9.8% over the year earlier period.

Investing Activities

During the third quarter of 2016, SBA purchased 157 communication sites for $30.9 million in cash. SBA also built 93 towers during the third quarter of 2016. As of September 30, 2016, SBA owned or operated 25,878 communication sites, 15,845 of which are located in the United States and its territories, and 10,033 of which are located internationally. In addition, the Company spent $11.5 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the third quarter of 2016 were $76.4 million, consisting of $8.1 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $68.3 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the third quarter of 2016, the Company acquired 41 communication sites for an aggregate consideration of $16.0 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 294 communication sites for an aggregate amount of $68.5 million. The Company anticipates that most of these acquisitions will be consummated by the end of the first quarter of 2017.

Financing Activities and Liquidity

SBA ended the third quarter with $9.1 billion of total debt, $6.8 billion of total secured debt, $717.9 million of cash and cash equivalents, short-term restricted cash, and short-term investments (which amount reflects funds received from the offering of the 2016 Senior Notes described below but not yet used as of the end of the quarter to redeem the 5.625% Senior Notes as discussed below), and $8.4 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.4x and 5.4x, respectively.

As of the date of this press release, SBA had $100.0 million outstanding under its $1.0 billion Revolving Credit Facility.

During the third quarter of 2016, the Company repurchased 0.5 million shares of its Class A common stock for $52.3 million, at an average price per share of $108.63. Subsequent to the third quarter of 2016, the Company repurchased 0.2 million shares of its Class A common stock for $25.1 million, at an average price per share of $108.76. As of the date of this press release, the Company had a remaining authorization to repurchase $472.6 million of Class A common stock under its current $1.0 billion stock repurchase program.

On July 7, 2016, the Company, through its existing SBA Tower Trust, issued $700.0 million of 2.877% Secured Tower Revenue Securities Series 2016-1C which have an anticipated repayment date of July 2021 and a final maturity date of July 2046 (the “2016 Tower Securities”). Net proceeds from this offering were used to make a cash distribution to SBA Guarantor LLC which were further distributed (1) to prepay the full $550.0 million outstanding on the 5.101% Secured Tower Revenue Securities Series 2010-2C and (2) for general corporate purposes.

On August 15, 2016, the Company issued $1.1 billion in aggregate principal amount of its 4.875% Senior Notes due 2024 (the “2016 Senior Notes”). Net proceeds from the 2016 Senior Notes were used (1) to redeem all of the outstanding principal amount of the 5.75% Senior Notes due 2020 and $250.0 million of the outstanding principal amount of the 5.625% Senior Notes and the associated call premium and (2) for general corporate purposes.

On October 1, 2016, the Company redeemed in full the $500.0 million outstanding on the 5.625% Senior Notes and on October 3, 2016 paid the principal, associated call premium, and accrued interest using net proceeds from the 2016 Senior Notes (described above), borrowings under the Revolving Credit Facility, and cash on hand.

Outlook

The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s fourth quarter 2016 Outlook and full year 2016 Outlook assume the acquisitions of only those communication sites under contract at the time of this press release. The Company may spend additional capital in 2016 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2016 guidance. The Outlook does not contemplate any new financings or any additional repurchases of the Company’s stock during 2016 other than those financings and repurchases completed as of the date of this press release.

The Company’s updated Outlook assumes an average foreign currency exchange rate of 3.25 and 3.48 Brazilian Reais to 1.0 U.S. Dollar and 1.30 and 1.32 Canadian Dollars to 1.0 U.S. Dollar for the fourth quarter of 2016 and full year 2016 Outlook, respectively. When compared to the Company’s full year 2016 Outlook provided July 28, 2016, the variances in the actual third quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year positively impacted the full year 2016 Outlook by approximately $5.5 million for Site Leasing Revenue, $3.2 million for Tower Cash Flow, $3.0 million for Adjusted EBITDA, and $3.2 million for AFFO.

	Quarter ending			Full
	December 31, 2016			Year 2016
	($’s in millions)
Site leasing revenue (1)	$390.5	to	$395.5	$1,535.0	to	$1,540.0
Site development revenue	$21.5	to	$26.5	$93.7	to	$98.7
Total revenues	$412.0	to	$422.0	$1,628.7	to	$1,638.7
Tower Cash Flow (2)	$303.5	to	$308.5	$1,194.0	to	$1,199.0
Adjusted EBITDA (2)(3)	$283.0	to	$288.0	$1,119.0	to	$1,124.0
Net cash interest expense (4)	$73.5	to	$75.5	$316.7	to	$318.7
Non-discretionary cash capital expenditures (5)	$8.0	to	$9.0	$32.6	to	$33.6
AFFO (2)(3)	$195.5	to	$204.5	$755.2	to	$764.2
Discretionary cash capital expenditures (6)	$75.0	to	$85.0	$346.1	to	$356.1

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Full year 2016 Outlook excludes the impact of the $16.5 million Oi reserve recorded in Q2 2016.
(4)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(5)	Consists of tower maintenance and general corporate capital expenditures.
(6)	Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Tuesday, November 1, 2016 at 5:00 PM (ET) to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, November 1, 2016 at 5:00 PM (ET)
Dial-in Number:	(800) 230-1085
Conference Name:	SBA third quarter results
Replay Available:	November 1, 2016 at 8:00 PM (ET) through November 15, 2016 at 11:59 PM (ET)
Replay Number:	(800) 475-6701
Access Code:	401885
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s long term goal of producing AFFO of $10 or more per share in 2020, (ii) the impact of the Company’s organic growth, operating performance, asset growth, stock repurchases and financing on such goal, (iii) the increase in AFFO per share and decrease in the Company’s share count in the fourth quarter of 2016, (iv) the Company’s stock repurchase program and the impact of stock repurchases, (v) the Company’s financial and operational guidance for the fourth quarter of 2016 and full year 2016, (vi) timing of closing for currently pending acquisitions, (vii) spending additional capital in 2016 on acquiring revenue producing assets not yet identified or under contract, (viii) Canada and Brazil’s foreign exchange rates and their impact on the Company’s financial and operational guidance, (ix) the impact associated with iDen and non-iDen churn, (x) its ability to qualify and to remain qualified as a REIT and the timing of such qualification, and (xi) that the Company’s business is currently operated in a manner that complies with the REIT rules. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 26, 2016.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will allow the portfolio growth to be accretive; (3) the Company’s ability to accurately identify any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; (13) the Company’s ability to protect its rights to land under its towers; (14) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (15) the Company’s ability to continue to receive payments from Oi in accordance with the terms of our contracts; and (16) the Company’s ability to qualify for treatment as a REIT for U.S. federal income tax purposes and to comply with and conduct its business in accordance with such rules. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2016. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2016	2015	2016	2015
Revenues:
Site leasing	$388,168	$371,993	$1,144,461	$1,112,182
Site development	23,151	38,742	72,159	119,351

Total revenues	411,319	410,735	1,216,620	1,231,533

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	86,354	81,346	255,609	243,298
Cost of site development	19,114	30,387	59,021	91,662
Selling, general, and administrative (1)(2)	32,255	27,872	110,326	86,017
Acquisition related adjustments and expenses	2,970	364	8,974	7,483
Asset impairment and decommission costs	2,305	63,353	23,180	74,185
Depreciation, accretion, and amortization	160,111	164,330	479,635	498,560

Total operating expenses	303,109	367,652	936,745	1,001,205

Operating income	108,210	43,083	279,875	230,328

Other income (expense):
Interest income	3,101	1,276	7,704	2,284
Interest expense	(83,426)	(81,877)	(250,913)	(238,439)
Non-cash interest expense	(585)	(449)	(1,500)	(1,051)
Amortization of deferred financing fees	(5,445)	(4,803)	(16,035)	(13,973)
Loss from extinguishment of debt, net	(34,512)	—	(34,512)	—
Other income (expense), net	(1,139)	(111,250)	92,137	(178,710)

Total other expense	(122,006)	(197,103)	(203,119)	(429,889)

Income (loss) before provision for income taxes	(13,796)	(154,020)	76,756	(199,561)
Provision for income taxes	(1,574)	(1,926)	(5,780)	(7,112)

Net income (loss)	$(15,370)	$(155,946)	$70,976	$(206,673)

Net income (loss) per common share
Basic	$(0.12)	$(1.23)	$0.57	$(1.61)

Diluted	$(0.12)	$(1.23)	$0.56	$(1.61)

Weighted average number of common shares
Basic	124,604	127,170	125,041	128,397

Diluted	124,604	127,170	125,742	128,397

(1)	Includes non-cash compensation of $7,970 and $6,631 for the three months ended September 30, 2016 and 2015, respectively, and $24,440 and $21,604 for the nine months ended September 30, 2016 and 2015, respectively.
(2)	Includes the impact of the $16,498 Oi reserve for the nine months ended September 30, 2016.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	September 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$165,225	$118,039
Restricted cash	552,473	25,353
Short-term investments	221	706
Accounts receivable, net	74,637	83,326
Costs and estimated earnings in excess of billings on uncompleted contracts	12,011	16,934
Prepaid and other current assets	53,632	49,602

Total current assets	858,199	293,960
Property and equipment, net	2,780,112	2,782,353
Intangible assets, net	3,710,817	3,735,413
Other assets (1)	566,594	501,254

Total assets	$7,915,722	$7,312,980

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$23,904	$27,105
Accrued expenses	60,474	63,755
Current maturities of long-term debt	515,876	20,000
Deferred revenue	94,502	97,083
Accrued interest	35,541	53,365
Other current liabilities	8,469	12,063

Total current liabilities	738,766	273,371
Long-term liabilities:
Long-term debt, net (1)	8,515,392	8,432,070
Other long-term liabilities	330,626	313,683

Total long-term liabilities	8,846,018	8,745,753

Shareholders’ deficit:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 124,297 and 125,743 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1,243	1,257
Additional paid-in capital	1,999,503	1,962,713
Accumulated deficit	(3,299,422)	(3,168,069)
Accumulated other comprehensive loss	(370,386)	(502,045)

Total shareholders’ deficit	(1,669,062)	(1,706,144)

Total liabilities and shareholders’ deficit	$7,915,722	$7,312,980

(1)	During the first quarter of 2016, the Company adopted an accounting standard update on the presentation of debt issuance costs. The new guidance requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability on the condensed consolidated balance sheets. The December 31, 2015 condensed consolidated balance sheet was retrospectively adjusted to reflect this change.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,370)	$(155,946)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion, and amortization	160,111	164,330
Deferred income tax expense (benefit)	(637)	3
Non-cash asset impairment and decommission costs	1,298	61,993
Non-cash compensation expense	8,076	6,702
Amortization of deferred financing fees	5,445	4,803
Loss on remeasurement of U.S. denominated intercompany loan	2,704	112,130
Loss from extinguishment of debt, net	34,512	—
Other non-cash items reflected in the Statements of Operations	2,419	(2,415)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(12,413)	17,781
Prepaid expenses and other assets	(3,971)	(28,780)
Accounts payable and accrued expenses	(552)	6,781
Accrued interest	(30,963)	(13,430)
Other liabilities	8,413	(14,747)

Net cash provided by operating activities	159,072	159,205

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(42,698)	(85,629)
Capital expenditures	(33,659)	(43,919)
Other investing activities	5,571	(573)

Net cash used in investing activities	(70,786)	(130,121)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	120,000	240,000
Repayment of Term Loans	(5,000)	(10,000)
Repurchase and retirement of common stock, inclusive of fees	(52,320)	(250,041)
Payment of restricted cash to settle 5.625% Senior Notes	(514,065)	—
Payment for the redemption of 5.75% Senior Notes	(825,795)	—
Proceeds from 2016 Senior Notes, net of fees and original issue discount	1,078,387	—
Payment for the redemption of 2010-2C Tower Securities	(550,000)	—
Proceeds from 2016-1C Tower Securities, net of fees	690,584	—
Other financing activities	1,978	4,770

Net cash used in financing activities	(56,231)	(15,271)

Effect of exchange rate changes on cash and cash equivalents	(786)	(10,388)
NET INCREASE IN CASH AND CASH EQUIVALENTS	31,269	3,425
CASH AND CASH EQUIVALENTS:
Beginning of period	133,956	69,846

End of period	$165,225	$73,271

Selected Capital Expenditure Detail

	For the three	For the nine
	months ended	months ended
	September 30, 2016	September 30, 2016
	(in thousands)
New tower build construction	$16,795	$51,487
Tower upgrades/augmentations	8,805	28,201
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	7,076	21,125
General corporate expenditures	983	3,507

Total non-discretionary capital expenditures	8,059	24,632

Total capital expenditures	$33,659	$104,320

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at June 30, 2016	15,843	9,827	25,670
Sites acquired during the third quarter	34	123	157
Sites built during the third quarter	8	85	93
Sites reclassified/decommissioned during the third quarter	(40)	(2)	(42)

Sites owned at September 30, 2016	15,845	10,033	25,878

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2016	2015	2016	2015	2016	2015
	(in thousands)
Segment revenue	$319,109	$313,131	$69,059	$58,862	$23,151	$38,742
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(65,353)	(63,587)	(21,001)	(17,759)	(19,114)	(30,387)

Segment operating profit	$253,756	$249,544	$48,058	$41,103	$4,037	$8,355

Segment operating profit margin	79.5%	79.7%	69.6%	69.8%	17.4%	21.6%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”), the impact of iDen-related churn, and the impact of the Oi reserve.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3) FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. On October 3, 2016, SBA’s Board authorized SBA to take the steps necessary to be subject to tax as a REIT commencing with the taxable year ending December 31, 2016. We believe that we are operating in a manner that complies with the REIT rules as of January 1, 2016. As a result, we have updated our definition of FFO. Under the revised definition, FFO no longer includes an adjustment to reflect our estimate of our cash taxes had we been a REIT. However, AFFO continues to exclude the non-cash portion of our reported tax provision. We refer to the prior definition as FFO, as previously defined. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents;

(5) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations;

(6) Excluding the impact of iDen-related churn, which represents the roll-off of Sprint leases for the discontinued technology, provides management and investors a better understanding of our core growth rate without the impact of what we believe is a non-recurring event; and

(7) Excluding the Oi reserve provides management and investors the ability to better analyze our core results without the impact of what we believe is a non-recurring event.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2014 Senior Notes and 2016 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates and the Impact of 2015 iDen-related Churn

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. The table below provides the reconciliation of the reported growth rate year-over-year of each of the following measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue, total cash site leasing revenue, and International cash site leasing revenue, (2) total site leasing segment operating profit and International site leasing segment operating profit, (3) total Tower Cash Flow and International Tower Cash Flow, (4) Adjusted EBITDA, and (5) AFFO and AFFO per share. The table also provides the reconciliation of the reported year-over-year growth rates of these measures to the growth rates after eliminating the impact of the iDen-related lease terminations that occurred during 2015.

					Growth
	Third		Growth		excluding
	quarter		excluding		foreign
	2016 year	Foreign	foreign	iDen	currency, and
	over year	currency	currency	churn	iDen churn
	growth rate	impact	impact	impact	impact
Total site leasing revenue	4.3%	1.0%	3.3%	(2.2%)	5.5%
Total cash site leasing revenue	5.7%	1.0%	4.7%	(2.3%)	7.0%
Int’l cash site leasing revenue	19.7%	6.5%	13.2%	—	13.2%
Total site leasing segment oper. profit	3.8%	0.8%	3.0%	(2.8%)	5.8%
Int’l site leasing segment oper. profit	16.9%	6.0%	10.9%	—	10.9%
Total site leasing tower cash flow	5.3%	0.8%	4.5%	(2.9%)	7.4%
Int’l site leasing tower cash flow	19.9%	5.9%	14.0%	—	14.0%
Adjusted EBITDA	2.9%	0.7%	2.2%	(3.0%)	5.2%
AFFO	4.1%	1.1%	3.0%	(4.5%)	7.5%
AFFO per share	7.0%	1.4%	5.6%	(4.2%)	9.8%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2016	2015	2016	2015	2016	2015
	(in thousands)
Site leasing revenue	$319,109	$313,131	$69,059	$58,862	$388,168	$371,993
Non-cash straight-line leasing revenue	(2,280)	(6,247)	(5,054)	(5,395)	(7,334)	(11,642)

Cash site leasing revenue	316,829	306,884	64,005	53,467	380,834	360,351
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(65,353)	(63,587)	(21,001)	(17,759)	(86,354)	(81,346)
Non-cash straight-line ground lease expense	7,420	7,657	903	898	8,323	8,555

Tower Cash Flow	$258,896	$250,954	$43,907	$36,606	$302,803	$287,560

Tower Cash Flow Margin	81.7%	81.8%	68.6%	68.5%	79.5%	79.8%

Forecasted Tower Cash Flow for Quarter Ended December 31, 2016 and Full Year 2016

The tables below set forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the periods presented:

	Total Site Leasing
	Quarter ending			Full
	December 31, 2016			Year 2016
	($’s in millions)
Site leasing revenue	$390.5	to	$395.5	$1,535.0	to	$1,540.0
Non-cash straight-line leasing revenue	(7.5)	to	(6.5)	(32.5)	to	(31.5)

Cash site leasing revenue	383.0	to	389.0	1,502.5	to	1,508.5
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(87.0)	to	(89.0)	(342.5)	to	(344.5)
Non-cash straight-line ground lease expense	7.5	to	8.5	34.0	to	35.0

Tower Cash Flow	$303.5	to	$308.5	$1,194.0	to	$1,199.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended September 30,
	2016	2015
	(in thousands)
Net loss	$(15,370)	$(155,946)
Non-cash straight-line leasing revenue	(7,334)	(11,642)
Non-cash straight-line ground lease expense	8,323	8,555
Non-cash compensation	8,076	6,702
Loss from extinguishment of debt, net	34,512	—
Other (income) expense	1,139	111,250
Acquisition related adjustments and expenses	2,970	364
Asset impairment and decommission costs	2,305	63,353
Interest income	(3,101)	(1,276)
Total interest expense (1)	89,456	87,129
Depreciation, accretion, and amortization	160,111	164,330
Provision for taxes (2)	2,123	2,369

Adjusted EBITDA	$283,210	$275,188
Annualized Adjusted EBITDA (3)	$1,132,840	$1,100,752

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended September 30, 2016 and 2015, these amounts included $549 and $443, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended September 30,
	2016	2015
	(in thousands)
Total revenues	$411,319	$410,735
Non-cash straight-line leasing revenue	(7,334)	(11,642)

Total revenues minus non-cash straight-line leasing revenue	$403,985	$399,093

Adjusted EBITDA	$283,210	$275,188

Adjusted EBITDA Margin	70.1%	69.0%

Forecasted Adjusted EBITDA for the Quarter Ended December 31, 2016 and Full Year 2016

The table below sets for the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the periods presented:

	Quarter ending			Full
	December 31, 2016			Year 2016
	($’s in millions)
Net (loss) income	$(5.5)	to	$9.5	$67.0	to	$82.0
Non-cash straight-line leasing revenue	(7.5)	to	(6.5)	(32.5)	to	(31.5)
Non-cash straight-line ground lease expense	7.5	to	8.5	34.0	to	35.0
Non-cash compensation	9.0	to	7.0	34.0	to	32.0
Loss from extinguishment of debt, net	18.0	to	18.0	52.0	to	52.0
Other (income) expense	5.5	to	5.5	(87.0)	to	(87.0)
Acquisition related adjustments and expenses	5.0	to	4.0	14.0	to	13.0
Asset impairment and decommission costs	7.0	to	5.0	30.0	to	28.0
Interest income	(3.5)	to	(2.5)	(11.0)	to	(10.0)
Total interest expense (1)	84.0	to	82.0	352.5	to	350.5
Depreciation, accretion, and amortization	160.5	to	155.5	639.5	to	634.5
Provision for taxes	3.0	to	2.0	10.0	to	9.0

Adjusted EBITDA	$283.0	to	$288.0	$1,102.5	to	$1,107.5
Oi reserve	—	to	—	16.5	to	16.5

Adjusted EBITDA net of the Oi reserve	$283.0	to	$288.0	$1,119.0	to	$1,124.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

We use FFO as defined by NAREIT. Given that we have announced our intention to elect REIT status as of January 1, 2016 and our belief that we are operating in a manner that complies with the REIT rules, FFO no longer includes an adjustment to reflect our estimate of our cash taxes had we been a REIT. However, AFFO continues to exclude the non-cash portion of our reported tax provision.

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended September 30,
	2016	2015
	(in thousands)
Net loss	$(15,370)	$(155,946)
Real estate related depreciation, amortization, and accretion	158,863	162,811

FFO (1)	$143,493	$6,865
Adjustments to FFO:
Non-cash straight-line leasing revenue	(7,334)	(11,642)
Non-cash straight-line ground lease expense	8,323	8,555
Non-cash compensation	8,076	6,702
Adjustment for non-cash portion of tax provision (2)	(1,163)	436
Non-real estate related depreciation, amortization, and accretion	1,248	1,519
Amortization of deferred financing costs and debt discounts	6,030	5,252
Loss from extinguishment of debt, net	34,512	—
Other (income) expense	1,139	111,250
Acquisition related adjustments and expenses	2,970	364
Asset impairment and decommission costs	2,305	63,353
Non-discretionary cash capital expenditures	(8,059)	(8,727)

AFFO	$191,540	$183,927

Weighted average number of common shares (3)	125,381	128,279

AFFO per share	$1.53	$1.43

(1)	FFO, as previously defined, for the third quarter of 2016 was $142,330, which excludes $1,163 related to the impact from the update of the definition. FFO, as previously defined, for the third quarter of 2015 was $7,301, which excludes $436 related to the impact from the update of the definition. These amounts represent the adjustment for the non-cash portion of tax provision in a manner which is consistent with our commencement of operations as a REIT on January 1, 2016.
(2)	Adjusts the income tax provision during the third quarter of 2015 to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT. Removes the non-cash portion of the tax provision for the third quarter of 2016.
(3)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Quarter Ended December 31, 2016 and Full Year 2016

The table below sets forth the reconciliation of the forecasted AFFO set forth in the Outlook section to its most comparable GAAP measurement for the periods presented:

	Quarter ending			Full
	December 31, 2016			Year 2016
	($’s in millions)
Net (loss) income	$(5.5)	to	$9.5	$67.0	to	$82.0
Real estate related deprec., amort., and accretion	158.5	to	153.5	631.5	to	626.5

FFO (1)	$153.0	to	$163.0	$698.5	to	$708.5
Adjustments to FFO:
Non-cash straight-line leasing revenue	(7.5)	to	(6.5)	(32.5)	to	(31.5)
Non-cash straight-line ground lease expense	7.5	to	8.5	34.0	to	35.0
Non-cash compensation	9.0	to	7.0	34.0	to	32.0
Adjustment for non-cash portion of tax provision (2)	(0.5)	to	1.5	(0.2)	to	1.8
Non-real estate related deprec., amort., and accretion	2.0	to	2.0	8.0	to	8.0
Amort. of deferred financing costs and debt discounts	4.5	to	5.5	20.5	to	21.5
Loss from extinguishment of debt, net	18.0	to	18.0	52.0	to	52.0
Other (income) expense	5.5	to	5.5	(87.0)	to	(87.0)
Acquisition related adjustments and expenses	5.0	to	4.0	14.0	to	13.0
Asset impairment and decommission costs	7.0	to	5.0	30.0	to	28.0
Non-discretionary cash capital expenditures	(8.0)	to	(9.0)	(32.6)	to	(33.6)

AFFO	$195.5	to	$204.5	$738.7	to	$747.7
Oi reserve	—	to	—	16.5	to	16.5

AFFO net of the Oi reserve	$195.5	to	$204.5	$755.2	to	$764.2

(1)	Full year 2016 Outlook for FFO, as previously defined is $698.2 million to $710.2 million, which excludes the impact of the adjustment for the non-cash portion of the tax provision.
(2)	Adjusts the income tax provision during the third quarter of 2015 to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT. Removes the non-cash portion of the tax provision for the third quarter of 2016.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

September 30,
2016
(in thousands)
2012-1C Tower Securities	$610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
2016-1C Tower Securities	700,000
Revolving Credit Facility	150,000
2014 Term Loan (carrying value of $1,455,214)	1,466,250
2015 Term Loan (carrying value of $485,344)	493,750

Total secured debt	6,790,000
5.625% Senior Notes	500,000
2014 Senior Notes (carrying value of $736,487)	750,000
2016 Senior Notes (carrying value of $1,078,665)	1,100,000

Total unsecured debt	2,350,000

Total debt	$9,140,000

Leverage Ratio
Total debt	$9,140,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(717,919)

Net debt	$8,422,081

Divided by: Annualized Adjusted EBITDA	$1,132,840

Leverage Ratio	7.4x

Secured Leverage Ratio
Total secured debt	$6,790,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(717,919)

Net Secured Debt	$6,072,081

Divided by: Annualized Adjusted EBITDA	$1,132,840

Secured Leverage Ratio	5.4x